Exhibit 16.1

                              (Company Letterhead)
                       Lovelett, Skogen & Associates, P.C.
                       104 South Wolcott Street, Suite 735
                              Casper, Wyoming 82601



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:  Double Eagle Petroleum Co.
     Commission File #0-6529

Dear Sir/Madam:

     Lovelett, Skogen & Associates, P.C. ("LSA") was previously engaged by Double Eagle Petroleum Co. (the "Company") as the Company's principal accountants. Except as set forth below, we agree with the statements contained in Item 4 of the Company's Form 8-K regarding an event occurring on October 13, 2003:

     o LSA is not in a position to agree or disagree with the Company's statements in paragraph one of Item 4 regarding recommendation and approval of the Company's Board Of Directors regarding replacement of LSA and the Company's engagement of HEIN + ASSOCIATES, LLP.

     o LSA is not in a position to agree or disagree with the Company's statements in paragraph four of Item 4 regarding consultation between the Company and HEIN + ASSOCIATES, LLP concerning the items indicated in subparagraphs (i) and (ii).


Very Truly Yours,



/s/ Lovelett, Skogen & Associates, P.C.
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Lovelett, Skogen & Associates, P.C.
Casper, Wyoming
October 13, 2003